Execution Version

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC

TABLE OF CONTENTS
ARTICLE I DEFINITIONS
Section 1.1Definitions    1
Section 1.2Construction    3
ARTICLE II ORGANIZATION
Section 2.1Formation    4
Section 2.2Name    4
Section 2.3Registered Office; Registered Agent; Principal Office    4
Section 2.4Purpose    4
Section 2.5Powers    4
Section 2.6Term    4
ARTICLE III CAPITAL CONTRIBUTIONS; DISTRIBUTIONS
Section 3.1Initial Capital Contributions    4
Section 3.2Additional Capital Contributions    5
Section 3.3Distributions    5
ARTICLE IV MANAGEMENT AND OPERATION OF BUSINESS
Section 4.1The Board; Delegation of Authority and Duties    5
Section 4.2Number and Appointment of Directors; Term; Current Directors; Chairman; Expenses; D&O Insurance    6
Section 4.3Meetings of the Board and Committees    7
Section 4.4Quorum; Voting    8
Section 4.5Reliance by Third Parties    9
ARTICLE V OFFICERS
Section 5.1Appointment    9
Section 5.2Term of Office, Removal and Vacancies    10
ARTICLE VI INDEMNIFICATION; BUSINESS OPPORTUNITIES
Section 6.1Indemnification    10
Section 6.2Liability of Indemnitees    12
Section 6.3Business Opportunities    12
ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 7.1Records and Accounting    13
Section 7.2Reports    13

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC

i

ARTICLE VIII DISSOLUTION AND LIQUIDATION
Section 8.1Dissolution    13
Section 8.2Effect of Dissolution    13
Section 8.3Application of Proceeds    13
ARTICLE IX GENERAL PROVISIONS
Section 9.1Amendments to this Agreement    14
Section 9.2Entire Agreement    14
Section 9.3Addresses and Notices    14
Section 9.4Applicable Law    15
Section 9.5Creditors    15
Section 9.6Third Party Beneficiaries    15
Section 9.7Invalidity of Provisions    15
Section 9.8Successors and Assigns    15

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC

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THIRD AMENDED AND RESTATED
LIMITED LIABILTY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC
THIS THIRD AMENDED AND RESTATED LIMITED LIABILTY COMPANY AGREEMENT of Northern Tier Energy GP LLC, a Delaware limited liability company (the “Company”), dated as of November 12, 2013 is entered into by NT InterHoldCo LLC, a Delaware limited liability company (“InterHoldCo”), as sole member of the Company as of the date hereof (in such capacity, the “Sole Member”).
RECITALS:
WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on June 4, 2012.
WHEREAS, NTH as the initial member of the Company entered into that certain Limited Liability Company Agreement dated as of June 4, 2012,
WHEREAS, NTH as the sole member of the Company entered into that certain First Amended and Restated Limited Liability Company Agreement (the “First A&R LLC Agreement”) dated as of July 31, 2012.
WHEREAS, pursuant to that certain Contribution Agreement between NTH and InterHoldCo dated November 11, 2013, NTH transferred 100% of the membership interests in the Company to InterHoldCo.
WHEREAS, the Sole Member entered into that certain Second Amended and Restated Limited Liability Company Agreement (the “Second A&R LLC Agreement”) dated as of November 11, 2013.
WHEREAS, the Sole Member now desires to amend and restate the Second A&R LLC Agreement in its entirety by executing this Third Amended and Restated Limited Liability Company Agreement of the Company.
NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby enters into this Agreement:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented or restated from time to time. The Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.
“Board” has the meaning assigned to such term in Section 4.1(a).
“Capital Contribution” means any contribution to the Company of cash or cash equivalents, property or services rendered, or a promissory note or other obligation to contribute cash or cash equivalents or property or to perform services.
“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.
“Chairman” has the meaning assigned to such term in Section 4.2(e).
“Common Unit” has the meaning assigned to such term in the Partnership Agreement.
“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Company Group” means the Company and any Subsidiary of the Company, treated as a single consolidated entity.
“Director” means a member of the Board.
“First A&R LLC Agreement” has the meaning assigned to such term in the recitals of this Agreement.
“Group Member” means a member of the Company Group.
“Indemnitee” means (a) the Sole Member, (b) any Person who is or was an Affiliate of the Company, (c) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member or any of their respective Affiliates, (d) any Person who is or was serving at the request of the Company or any of its respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Person who controls the Sole Member and (f) any Person the Company designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Company Group’s business and affairs.
“Independent Director” has the meaning assigned to such term in Section 4.1(c)(ii).
“InterHoldCo” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Membership Interest” means all of the Sole Member’s rights and interest in the Company in the Sole Member’s capacity as the Sole Member, all as provided in the Certificate of Formation, this Agreement and the Act, including, without limitation, the Sole Member’s interest in the capital, income, gain, deductions, losses and credits of the Company.
“NTH” means Northern Tier Holdings LLC, a Delaware limited liability company.
“Officer” has the meaning given to such term in Section 5.1(a).
“Partnership” means Northern Tier Energy Partners LP, a Delaware limited partnership.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Second A&R LLC Agreement” has the meaning assigned to such term in the recitals of this Agreement.
“Sole Member” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
Section 1.2    Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii)

references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Formation. The Company was formed as a Delaware limited liability Company pursuant to the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on June 4, 2012.
+Section 2.2    Name. The name of the Company is “Northern Tier Energy GP LLC”. The business of the Company may be conducted upon compliance with all applicable laws, under any other name or names designated by the Sole Member; provided that such name contains the words “Limited Liability Company,” “L.L.C.” or “LLC”.
Section 2.3    Registered Office; Registered Agent; Principal Office. Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 123 W. Mills Avenue, El Paso, Texas 79901, or such other place as the Sole Member may from time to time designate.
Section 2.4    Purpose. The purpose of the Company is to act as the general partner of the Partnership as described in and subject to the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto.
Section 2.5    Powers. Subject to the provisions of this Agreement, the Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purpose described in Section 2.4.
Section 2.6    Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until the dissolution of the Company in accordance with the provisions of Article VII.
ARTICLE III
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS
Section 3.1    Initial Capital Contributions. In connection with the formation of the Company, NTH made a Capital Contribution in the amount of $10.00 in exchange for all of the membership interests of the Company.

Section 3.2    Additional Capital Contributions. The Sole Member shall not be obligated to make additional Capital Contributions to the Company.
Section 3.3    Distributions. Distributions by the Company of cash or other property shall be made to the Sole Member at the times and in the amounts as the Sole Member determines.
ARTICLE IV
MANAGEMENT AND OPERATION OF BUSINESS
Section 4.1    The Board; Delegation of Authority and Duties.
(a)    Board. The business and affairs of the Company shall be managed under the direction of a board of directors of the Company (the “Board”). The members of the Board shall be deemed “managers” of the Company as such term is defined in the Act. Except as otherwise provided in this Agreement or as required by the Act, all management powers over the business and affairs of the Company shall be exclusively vested in the Board.
(b)    Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company Group (including Officers).
(c)    Committees.
(i)    The Board may establish committees of the Board and appoint chairmen thereof. The Board may delegate any of its responsibilities to such committees, except as prohibited by applicable law.
(ii)    Subject to the transition rules of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed, the Board shall have an audit committee comprised of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed (each director, an “Independent Director”). Such audit committee shall establish a written audit committee charter in accordance, and shall otherwise comply, with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed.
(iii)    The Board may, from time to time, establish a conflicts committee as provided for in the Partnership Agreement.
(d)    Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Sole Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Sole Member’s Membership Interest. The type of extraordinary matter referred to in the prior sentence which requires approval of the Sole Member shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by any Group Member; (ii) a merger, consolidation, recapitalization or similar transaction involving a Group Member; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Partnership or a Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iv) dissolution or liquidation of the Company or the Partnership; and (v) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Sole Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Sole Member or if a majority of the Directors that do not qualify as Independent Directors because of their affiliation with the Sole Member, approve such matter. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Sole Member with respect to any action by the Board approved by the Sole Member.
(e)    Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) the decision to sell, convey, transfer or pledge any asset of the Company, (v) the decision to amend, modify or waive any rights relating to the assets of the Company and (vi) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership.
In addition, notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion. For illustrative purposes, a list of provisions where the Company would be acting in its individual capacity or is permitted to act in its sole discretion is contained in Exhibit A hereto.
Section 4.2    Number and Appointment of Directors; Term; Current Directors; Chairman; Expenses; D&O Insurance.
(a)    Number and Appointment of Directors. The Board shall consist of at least five and not more than twelve Directors, unless otherwise fixed from time to time by the Sole Member. The Directors shall be appointed by the Sole Member. The Sole Member may remove any Director at any time either with or without cause.

(b)    Term. Once elected or appointed, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective.
(c)    Current Directors. The Directors of the Company as of the date of this Agreement are the following individuals:
Dan Smith, Chairman
Hank Kuchta
Tom Hofmann
Scott Josey
Rocky L. Duckworth
Jeff Stevens
Paul Foster
Scott Weaver
Lowry Barfield
(d)    Chairman of the Board. The Sole Member may appoint a chairman (the “Chairman”) of the Board, and the Chairman as of the date hereof is Dan Smith. The Chairman of the Board, if appointed, shall be a member of the Board and shall preside at all meetings of the Board. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Sole Member may remove the Chairman at any time either with or without cause. No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director.
(e)    Director Expenses. The Company shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including without limitation travel, lodging and meal expenses.
(f)    Director Insurance. The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms, unless such insurance has been obtained by a Subsidiary or Affiliate of the Company and remains in place with coverage extending to the Directors and Officers of the Company.
Section 4.3    Meetings of the Board and Committees.
(a)    Meetings. Except as set forth in Section 4.3(d), all actions of the Board (or any committee of the Board) shall be taken at meetings of the Board (or such committee) in accordance with Article IV. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) or, if there is no such chairman, then a majority of the members of the Board (or of such committee), may designate.

(b)    Notice.
(i)    Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee).
(ii)    Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman, a majority of the Directors (or a majority of the members of such committee) or the Sole Member upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates.
(iii)    All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting.
(iv)    Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).
(c)    Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held by telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
(d)    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board (or any committee of the Board) may be taken without a meeting.
Section 4.4    Quorum; Voting.
(a)    Quorum. Fifty percent or more of all Directors (or of the members of a committee of the Board), present in person or by proxy, shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 4.4(b) shall be deemed to be acts of the Board (or such committee).

(b)    Voting. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action or decision of the Board (or any committee) in respect of any matter shall require either %4. the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present, or %4. the written consent (in lieu of meeting) of the Directors (or members of such committee) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Board (or any committee) at which all Directors (or members of such committee) entitled to vote thereon were present and voted. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.
Section 4.5    Reliance by Third Parties. Persons dealing with the Company, other than the Sole Member, are entitled to rely conclusively upon the power and authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.
ARTICLE V
OFFICERS
Section 5.1    Appointment.
(g)    Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Article V, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Exhibit B to this Agreement sets forth (i) the Persons who serve as Officers as of the date hereof and (ii) the office for which each such Person serves.
(h)    Powers and Duties. Except as otherwise expressly provided in this Agreement, the Officers shall have such powers and duties in the management of the Company as generally pertain to their respective offices of a corporation governed by the General Corporation Law of the State of Delaware.
(i)    Other Officers and Agents. The Board of Directors may elect or appoint such other officers to assist and report to the Board or the existing Officers as it deems necessary or appropriate. Subject to the preceding sentence, each such officer shall have such authority and shall perform such duties as may be provided herein or as the Board may prescribe. The Board may delegate to any Officer the power to choose such other officers and to prescribe their respective duties and powers.

(j)    Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
Section 5.2    Term of Office, Removal and Vacancies. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.
ARTICLE VI
INDEMNIFICATION; BUSINESS OPPORTUNITIES
Section 6.1    Indemnification.
(e)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.1, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(f)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.1(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.1, that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 6.1.
(g)    The indemnification provided by this Section 6.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(h)    The Company may purchase and maintain (or reimburse the Sole Member or its Affiliates for the cost of) insurance, on behalf of the Indemnitees and such other Persons as the Sole Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Company’s activities or such Indemnitee’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.
(i)    For purposes of this Section 6.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.1(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(j)    An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person (including any other Indemnitee and any expert or advisor retained by or on behalf of the Company or the Board) as to matters the Indemnitee reasonably believes to be within such other Person’s professional or expert competence.
(k)    In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.
(l)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(m)    The provisions of this Section 6.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(n)    No amendment, modification or repeal of this Section 6.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.2    Liability of Indemnitees.
(c)    Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Persons who have acquired interests in the Company or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The Sole Member, any other Person who acquires an interest in the Company or any other Person bound by this Agreement, each on their own behalf and on behalf of the Company, waives any and all rights to claim punitive damages or damages based upon the federal, state or local income taxes paid or payable by any such Person.
(d)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Sole Member or any other Persons who have acquired interests in the Company or are otherwise bound by this Agreement and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Company, the Sole Member or any other Persons who have acquired interests in the Company or are otherwise bound by this Agreement, for their reliance on the provisions of this Agreement.
(e)    Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 6.3    Business Opportunities.
(a)    Existing Business Ventures. The Sole Member, each Director and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Company, the Sole Member, any Person who acquires an interest in the Company or any Person who is otherwise bound by this Agreement; provided such Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Peron.

(b)    Business Opportunities. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sole Member, each Director or their respective Affiliates. None of the Sole Member, each Director or their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and none of the Sole Member, each Director or any of their respective Affiliates shall be liable to the Company or any Person who acquires an interest in the Company or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that the Sole Member, each Director or any of their respective Affiliates, as the case may be, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 7.1    Records and Accounting. The Company shall keep at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of the Company shall be %4. maintained on the basis of a fiscal year ending December 31 and %4. maintained on an accrual basis in accordance with U.S. generally accepted accounting principles.
Section 7.2    Reports. The Board shall oversee the accounting, tax and record keeping matters of the Company. The Company shall prepare and promptly send to the Sole Member accounting, tax and other financial information, reports and schedules as the Sole Member shall reasonably request.
ARTICLE VIII
DISSOLUTION AND LIQUIDATION
Section 8.1    Dissolution.
(c)    The Company shall dissolve, and its affairs shall be wound up, upon:
(i)    an election to dissolve the Company by the Sole Member; or
(ii)    an event described in Section 18-801(a)(4) of the Act.
(d)    No other event shall cause a dissolution of the Company.
Section 8.2    Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company.
Section 8.3    Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a)    First, to the payment of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law) and the expenses of liquidation;
(b)    Second, to the setting up of such reserves as the Sole Member may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company; and
(c)    Thereafter, the remainder to the Sole Member.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Amendments to this Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of the Sole Member.
Section 9.2    Entire Agreement. The Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Sole Member. No waiver of any provision hereof shall be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement.
Section 9.3    Addresses and Notices. Unless otherwise specified herein, all notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant party at the following addresses or sent by facsimile or electronic mail to the following numbers:
If to the Company or the Board of Directors:
Northern Tier Energy GP LLC
38C Grove Street, Suite 100
Ridgefield, CT 06877
Attn: General Counsel
Facsimile No.: (203) 431-7672
If to the Sole Member:
NT InterHoldCo LLC
c/o Western Refining, Inc., its sole member
123 W. Mills Avenue
El Paso, Texas 79901

Attn: General Counsel
Facsimile No.: (602) 797-2650
With a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, California 94111
Attn: Patrick J. Devine
Facsimile No.: (415) 983-1200

or to such other address or facsimile number as the parties, from time to time, designate in a written notice given in accordance with this Section 9.3. Any such notice or communication shall be deemed to have been duly given: (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if mailed in accordance with the foregoing provisions, upon the earlier of the third business day after deposit in the mail and the date of delivery as shown by the return receipt therefor, (iii) on the first business day with respect to which a national overnight courier service guarantees delivery, (iv) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during recipient’s normal business hours, or (v) when receipt is acknowledged by intended recipient if by electronic email
Section 9.4    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 9.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
Section 9.6    Third Party Beneficiaries. The Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
Section 9.7    Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 9.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Sole Member and its respective successors and permitted assigns.
[The Remainder Of This Page Is Intentionally Blank]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first written above.

NT INTERHOLDCO LLC

By:     Western Refining, Inc., its sole member

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

SIGNATURE PAGE TO
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC

Exhibit A
The following are provisions of the Partnership Agreement as to which the Company is permitted to act in its sole discretion or would be acting in its individual capacity. Capitalized terms used but not defined in this Exhibit have the meanings assigned to them in the Partnership Agreement.
(a)    Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business;
(b)    Sections 4.6(a) and (b) (“Transfer of the General Partner Interest”), solely with respect to the decision by the Company to transfer its General Partner Interest;
(c)    Section 5.7 (“Limited Preemptive Right”);
(d)    Section 7.6(d) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Interests and exercise rights related thereto);
(e)    Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;
(f)    Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as General Partner and to giving notices required thereunder; and
(g)    Section 15.1 (“Right to Acquire Limited Partner Interests”).

EXHIBIT A
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC

Exhibit B
Name                Office(s)

Hank Kuchta            President and Chief Executive Officer
Chet Kuchta            Vice President and Chief Operating Officer
David Bonczek        Vice President and Chief Financial Officer
Rex Butcher            Vice President, Marketing
Christine Carnicelli        Vice President, Human Resources
Rick Locke            Vice President and Chief Information Officer
Oscar Rodriguez        Vice President and Treasurer
Peter Gelfman            Vice President, General Counsel and Secretary
Tim McCauley         Controller
Jack Helmick            President, SuperAmerica
Greg Mullins            President, SPPRC LLC

EXHIBIT B
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NORTHERN TIER ENERGY GP LLC